UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
 (Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 3.01        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 23, 2010, we received a letter from The Nasdaq Stock Market notifying us that a Staff determination has been made to delist our securities from The Nasdaq Capital Market due to our non-compliance with the Nasdaq Listing Rule 5550(a)(2) which requires our common stock to maintain a minimum bid price of $1.00 per share and our inability to regain compliance with the rule within the 180 calendar days given to us in accordance with Listing Rule 5810(c)(3)(A). In addition, our inability to comply with the minimum stockholders’ equity requirement of $2.5 million or to meet the alternative minimum market value of listed securities or minimum net income from continuing operations as of the period ending March 31, 2010 serves as an additional basis for delisting our securities.

Pursuant to the procedures set forth in the Nasdaq Listing Rules, we intend to appeal the Staff determination to a Nasdaq Listing Qualifications Panel (the “Panel”) by requesting a hearing, and our common stock would remain listed on the Nasdaq Capital Market pending a final determination by the Panel. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. If successful, the Panel could grant up to an additional 180 calendar days, or until December 20, 2010, for us to regain compliance with the Nasdaq Listing Rules. There is no assurance that we will be successful in our appeal and will remain listed on Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 29, 2010	/s/ Cary J. Claiborne
Name: Cary J. Claiborne
Title: President and Chief Executive Officer